EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:
Indus Corporate Communications	MDSI Mobile Data Solutions
Gary Frazier, (770) 989-4188	Robin Jones, (604) 207-6111
gary.frazier@indus.com	rjones@mdsi.ca
Indus and MDSI Combine in Private Equity Transaction
with Vista Equity Partners
New Company Offers Unparalleled Service Delivery Management Solutions
ATLANTA, January 9, 2007 — Indus International Inc., a leading Service Delivery Management (SDM™) solution provider, MDSI Mobile Data Solutions Incorporated, the worldwide leader in enterprise mobile workforce management software, and Vista Equity Partners, a $1 billion private equity investment firm based in San Francisco, CA, today announced the completion of the merger of Indus and an affiliate of Vista under an agreement and plan of merger, dated as of October 20, 2006. Under terms of the agreement, Indus has been acquired by the affiliate of Vista in an all-cash transaction valued at approximately $240 million and will be combined with MDSI, a Vista portfolio company. The newly combined Indus and MDSI unites the leading provider of best-of-breed customer, asset and field service management solutions with the dominant player in enterprise workforce management, resulting in the most comprehensive and robust suite of SDM solutions available today. The stockholders of Indus will receive $3.85 in cash in exchange for each share of Indus stock.
Greg Dukat, president and CEO of Indus International Inc., will now serve as CEO of the combined company. According to Dukat, “The union of Indus and MDSI truly changes the landscape of the Service Delivery Management market. No other vendor can offer the breadth and depth of best-of-breed enterprise asset management, customer management and enterprise workforce management functionality that our new company now delivers. Furthermore, we are perfectly positioned to further grow our global client base which includes 50 percent of the top 10 cable service providers and 90 percent of the top 20 utility companies in North America, as well as some of the world’s largest telecommunications companies.”
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Indus and MDSI Combine in a Private Equity Transaction, page 2
Vince Burkett, MDSI’s President and CEO, will now serve as COO of the new company. Burkett added, “The combination of Indus and MDSI uniquely positions the new company to offer the market’s most robust end-to-end solution for Service Delivery Management. Together we will provide proven solutions that empower utility, communications and other commercial field service organizations to maximize efficiencies in their customer relationships, facilities and field service operations. In fact, the value of our combined solutions has already been recognized in the market, as validated by our recent contract with Eesti Energia. This major European energy provider just signed a multimillion-dollar contract for a full SDM solution including both Indus and MDSI applications.”
According to Robert F. Smith, Managing Principal of Vista Equity Partners, “This transaction combines more than software solutions; it also creates a powerful team of visionaries and professional service organizations whose thought leadership and industry expertise is unmatched. The proven management teams at Indus and MDSI bring decades of experience and vision which will help them provide the newly combined client base with a single source for managing and optimizing their operations.”
Corporate headquarters for the new company will reside in Atlanta, GA. The company will maintain its satellite offices in the United States, Canada, Europe and Asia-Pacific.
Credit Suisse has acted as financial advisor, and Alston & Bird LLP has acted as legal counsel to Indus for this transaction.
About the Combined Indus and MDSI
Indus and MDSI together become the leading provider of proven Service Delivery Management solutions which enable utility, communications and other commercial field service organizations to optimize the management of their customers, workforce, spare parts inventory, equipment, tools and documentation — empowering organizations to maximize efficiencies in their customer relationships, facilities, workforce and field service operations. With offices in North America, Europe, the Middle East and Asia-Pacific, the company has more than 400 clients in select asset-intensive service-based industries. For more information, visit our Websites at www.indus.com and www.mdsi.ca.
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Indus and MDSI Combine in a Private Equity Transaction, page 3
About Vista Equity Partners
Vista Equity Partners currently invests $1 billion in capital committed to dynamic, successful technology-based organizations led by world-class management teams with long-term perspective. Vista is a value-added investor, contributing professional expertise and multi-level support toward companies realizing their full potential. Vista’s investment approach is anchored by a sizable long-term capital base, experience in structuring technology-oriented transactions, and proven management techniques that yield flexibility and opportunity in private equity investing. For more information, visit www.vistaequitypartners.com.
Indus is a registered trademark of Indus International, Inc. Other company and product names may be trademarks of the respective companies with which they are associated.
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